August 3, 1995



Ralph H. Smith
7060 S. Yale, Suite 800
Copper Oakes Center
Tulsa, OK 47136-5741

Dear Ralph:

     I am pleased to inform you that our Board has elected you Senior Vice President/ Mid-Continent effective October 1, 1995 on the terms and conditions we discussed in mid-July. This will confirm our agreement regarding your employment by St. Mary Land & Exploration Company on the following terms.

     1.   Effective date:  October 1, 1995.

     2.   Salary:  $167,000 per annum.

     3. Benefit Plan Participation: All standard benefit plans offered by St. Mary, including the following.

                    Life insurance
                    Accidental death and dismemberment insurance
                    Medical insurance
                    Disability insurance
                    Dental insurance
                    Vision care reimbursement
                    Pension plan (after one year, but will
                    include 1996)
                    401(k) plan (after one year)

These plans are described in the St. Mary Land & Exploration
Company Employee Handbook, a copy of which will be provided to you.

     4.   Vacation:  4 weeks per annum.

     5. Participation: You will participate in all Tulsa-managed oil and gas interests acquired during each calendar year. Your initial participation for the period October - December 1995 shall be 7.5%. Thereafter your participation shall be no less than 2.5% and no more than 10%, the specific participation percentage to be elected by you on a calendar year basis prior to the start of each calendar year. A failure by you to advise St. Mary of your election prior to the start of a calendar year shall be deemed to be an election by you to continue your participation for the forthcoming year at the same level as existed for the year just concluded. All costs associated with your share of these interests will be paid by you in proportion to your participation.

     6.   Incentivized compensation:

          a.   Participate in the Stock Appreciation Rights
     Plan beginning January 1, 1996.

          b. Participate in the Cash Bonus Plan beginning in 1996.

     7. Existing interests: You will retain your existing oil and gas interests and will incur your pro rata share of all exploration, development and operating costs.

     We have agreed that, as long you have oil and gas interests administered by St. Mary or any related entity, you will combine your interest (but not your title) with those of St. Mary and others for revenue and joint interest billing purposes only. In addition, you will pay your pro rata share of all overhead costs (net of COPAS reimbursements, interest earned by suspensed funds, and charges to outsiders such as Dona and Kent) incurred with respect to assets jointly owned by St. Mary and you. As between St. Mary, George, Dona and you, our respective shares of these costs have been 65%-St. Mary and 5%-you. Accordingly, as you and St. Mary go forward with interests managed by the Tulsa office, these costs will be shared 92.8571% by St. Mary and 7.1429% by you. However, there will be applied against your share of overhead costs a credit equal to 2.5% of St. Mary's share of non-overhead expenditures for leasehold acquisitions, exploration and seismic programs and drilling operations on interests managed from the Tulsa office, the credit to be reduced by the increase in your vested interest in the Pension Plan for that calendar year.

     We have also agreed that, if at some future time you dispose of your working interests in properties managed by the Tulsa office and terminate your ongoing participation with St. Mary in the acquisition, exploration and development of Tulsa-managed properties, as long as you are employed by St. Mary you will be eligible to participate in the Company's Net Profits Interest Bonus Plan in accordance with the terms and conditions of the Plan as a replacement for the credit against overhead described above. Under this Plan, an annual "pool" of oil and gas wells completed, plugged and abandoned, or acquired by the Company during each calendar year is created. In addition, a separate pool is created for any unusually large oil and gas project which has commenced or been acquired during a calendar year. When the revenue from these pools equals 100% of all costs incurred with respect to the interests in each pool plus all leasehold, geological and geophysical costs incurred during that year (together with interest at prime rate on the separate pools for unusually large projects or acquisitions), 10% of the subsequent net profits are distributable to participants in each such pool. When the Company has recovered 200% of such costs, the amount distributable to pool participants increases to 20% of net profits.

     This agreement is for an indefinite term, subject to the right of each party to terminate it upon six months written notice delivered to the other party. We have agreed that, in the event this employment relationship is terminated either by you or by St. Mary, a copy will be made of all technical data and records relating to the interests managed by the Tulsa office and any other oil and gas properties in which you and St. Mary may have a joint interest, and a copy will be provided to each party. The cost of the copies will be shared by you and St. Mary in proportion to our overhead sharing ratios described above.

     Finally, certain furniture in the Tulsa office has been purchased and contributed by you, and you shall be entitled to that furniture at such time as this employment relationship is terminated.

     If this letter satisfactorily sets for the terms of our agreement, please indicate by signing below and returning one copy to me.

                            Very truly yours,




                            Mark A. Hellerstein
                            President and Chief Executive Officer



Acknowledged and agreed to this ______ day of August, 1995 in Tulsa, Oklahoma.





_______________________________________
                                  Ralph H. Smith